TIDAL TRUST II 485BPOS

Exhibit 99.(a)(viiii)(4)

QH-407509

Certificate Of Incorporation

I, JOY A. RANKINE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by

Return Stacked RSSY Cayman Subsidiary

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 21st day of February Two Thousand Twenty-Four

Given under my hand and Seal at George Town in the Island of Grand Cayman this 21st day of February Two Thousand Twenty-Four Assistant Registrar of Companies, Cayman Islands.

Authorisation Code : 528859546467 www.verify.gov.ky 27 February 2024